                                                                    Exhibit 99.i

Seyfarth Shaw LLP
55 East Monroe Street, Suite 4200
Chicago, Illinois 60603

November 24, 2003


Ariel Investment Trust
200 East Randolph Drive, Suite 2900
Chicago, Illinois 60601

         RE: ARIEL FUND, ARIEL APPRECIATION FUND, ARIEL PREMIER GROWTH FUND AND ARIEL PREMIER BOND FUND (THE "FUNDS")

Ladies and Gentlemen:

     We have acted as counsel for Ariel Investment Trust f/k/a Ariel Growth Fund (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest of the series of the Trust designated Ariel Fund, Ariel Appreciation Fund, Ariel Premier Growth Fund and Ariel Premier Bond Fund (the "Shares") in registration statement No. 33-7699 on Form N-1A (the "Registration Statement").

     In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Agreement and Declaration of Trust (the "Trust Agreement") and bylaws of the Trust, actions of the Board of Trustees of the Trust authorizing the issuance of shares of the Funds and the Registration Statement.

     Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares of each Fund in accordance with the Trust Agreement and the actions of the Board of Trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances as described in the Statement of Additional Information of the Trust included as Part B of the Registration Statement under the caption "General Information").

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                         Sincerely,

                                         SEYFARTH SHAW LLP


                                         By: /s/ Arthur Don
                                            -----------------------------
                                             Arthur Don, Partner

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